EXECUTIVE AGREEMENT

This Executive Agreement dated September 30, 2020 is by and between PTC Inc., a Massachusetts corporation (the “Company”), and James Heppelmann (the “Executive”).

WHEREAS, the Executive is the President and Chief Executive Officer of the Company;

WHEREAS, the Company wishes to make the following arrangements with the Executive concerning certain payments and benefits to be provided to the Executive if the Executive’s employment with the Company is terminated without cause or if certain other events specified herein occur;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.Definitions.

For the purposes of this Agreement:

(a)“Board” means the Company’s board of directors.

(b)“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(c)“Cause” means:

(i)

the Executive’s willful and continued failure to substantially perform his duties to the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), provided that the Company has delivered a written demand for performance to the Executive specifically identifying the manner in which the Company believes that the Executive has not substantially performed his duties and the Executive does not cure such failure within thirty (30) days after such demand;

(ii)	willful conduct by the Executive which is demonstrably and materially injurious to the Company;
(iii)	the Executive’s conviction of, or pleading of guilty or nolo contendere to, a felony;
(iv)	the Executive’s entry in his personal capacity into a consent decree relating to the business of the Company with any government body; or
(v)

the Executive’s willful violation of any material provision of his Non-Disclosure, Non-Competition and Invention Agreement with the Company; provided that, if such violation can be cured, the Executive has not, within thirty (30) days after written demand by the Company, cured such violation.

For purposes of this definition, no act or failure to act on the Executive’s part shall be deemed “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

(d)“Change in Control” means the occurrence of any of the following events:

(i)

any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (other than as a result of acquisitions of such securities from the Company);

(ii)

individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered to be a member of the Incumbent Board;

(iii)

the consummation of a merger, share exchange or consolidation of the Company or any subsidiary of the Company with any other entity (each a “Business Combination”), other than (A) a Business Combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (B) a merger, share exchange or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(iv)

the stockholders of the Company approve (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets but excluding a sale or spin-off of a product line, business unit or line of business of the Company if the remaining business is significant as determined by the Company’s board of directors in its sole discretion.

(e)“Change in Control Termination” means any of the following terminations of the Executive’s employment:

(i)

termination of the Executive’s employment by the Company during the period from the date of a Change in Control through the second anniversary thereof, other than for Cause or as a result of the Executive’s Disability;

(ii)	resignation by the Executive for Good Reason during the period from the date of a Change in Control through the second anniversary thereof; or
(iii)

termination of the Executive’s employment by the Company within one hundred eighty (180) days prior to a Change in Control, other than for Cause or as a result of the Executive’s Disability, if it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party that has taken steps reasonably calculated to effect the Change in Control or (B) was otherwise related to or in anticipation of the Change in Control.  A Change in Control Termination under this Section 1(e)(iii) shall be deemed to have occurred when the Change in Control occurs.

(f)“Disability” means such physical or mental incapacity as to make the Executive unable to perform the essential functions of his employment duties for a period of at least sixty (60) consecutive days with or without reasonable accommodation.  If any question shall arise as to whether during any period the Executive is so disabled as to be unable to perform the essential functions of his employment duties with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.

(g)“Equity Award” means any stock option, stock appreciation right, restricted stock unit, restricted stock or other equity award issued under any Stock Plan, but excludes any Target Annual Incentive Bonus that may be payable in the form of equity.

(h)“Expiration Date” means 11:59 p.m. on September 30, 2023.

(i)“Good Reason” means the occurrence, without the Executive’s consent and without Cause, of any of the following events after or in connection with a Change in Control (provided that the Executive shall have given the Company written notice describing such event within ninety (90) days of its initial existence and the matter shall not have been fully remedied by the Company within thirty (30) days after receipt of such notice):

(i)

any reduction of the Executive’s annual base salary or target bonus from the respective amount (x) in effect at the date of the Change in Control or (y) otherwise required by this Agreement; provided that any such reduction (not exceeding fifteen percent (15%) of either (A) such base salary or (B) the sum of such base salary and such target bonus) that is consistent with similar actions taken with respect to the base salaries and/or target bonuses of the other senior executives of the Company shall not constitute Good Reason;

(ii)

any material reduction in the aggregate benefits for which the Executive is eligible under the Company’s benefit plans, including medical, dental, vision, basic life insurance, retirement, paid time off, long-term disability and short-term disability plans; provided that any such reduction or other action that is consistent with similar actions taken with respect to comparable benefits of the Company employees generally shall not constitute Good Reason;

(iii)	the failure to maintain the Executive in the position of Chief Executive Officer of the Company;
(iv)

a material diminution of the Executive’s authority or responsibilities; provided that no diminution of authority or responsibilities resulting from a sale or spin-off of a product line, business unit or line of business of the Company that does not constitute a Change in Control under Section 1(d)(iv) shall constitute Good Reason;

(v)	any breach by the Company of its material obligations under this Agreement;
(vi)	any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or
(vii)

any requirement that the Executive relocate to a primary work site that would increase the Executive’s one-way commute distance by more than fifty (50) miles from the Executive’s then principal residence.

(j)“Stock Plan” means any stock option or equity compensation plan of the Company in effect at any time, including without limitation the 2000 Equity Incentive Plan.

(k)“Target Annual Incentive Bonus” means an Annual Incentive Bonus (stated as a cash amount even if it may be payable in the form of equity) payable under a Corporate Incentive Plan of the Company for achievement of performance measure(s) at the Target Level.  “Corporate Incentive Plan” means any incentive program  of the Company in effect at the respective time to the extent it provides for compensation upon achievement of one or more performance measures with a performance period of one year or less and service-based vesting with a vesting term of less than fifteen (15) months (“Annual Incentive Bonus”).  “Bonus Equity” means any Equity Award granted to the Executive under the Corporate Incentive Plan that may be earned upon achievement of one or more performance measures.

(l)“Target Level” means the level at which 100% of a Target Annual Incentive Bonus becomes payable or performance-based Equity Award is deemed earned.  Any upside or other amounts that may be earned for achievement of performance measures beyond the Target Level under the Corporate Incentive Plan or Equity Award documentation, as applicable, and any discretionary or other bonus or amount are not considered part of the Target Annual Incentive Bonus or Equity Award, as applicable.

(m)“Without Cause Termination” means any of the following terminations of the Executive’s employment:

(i)termination of the Executive’s employment by the Company without Cause;

(ii) termination of the Executive’s employment by the Executive due to the failure of the Company to maintain the Executive in the position of Chief Executive Officer of the Company without his consent and without Cause; or

(iii) termination of the Executive’s employment as a result of his resignation as Chief Executive Officer of the Company upon the request of the Board in connection with a Board-approved succession plan resulting in the appointment of a new Chief Executive Officer of the Company prior to the Expiration Date and where the Executive was otherwise willing and able to continue serving in such capacity.

The foregoing notwithstanding, termination of the Executive’s employment constituting a Change in Control Termination or due to his Disability shall not constitute a “Without Cause Termination” for purposes of this definition.

2.Without Cause Termination.

Effective upon a Without Cause Termination, the Executive shall be entitled to the following:

(i)payment of his annual base salary, paid bi-weekly, for a two-year period commencing on the termination date, such salary to be paid at a rate equal, on an annualized basis, to the highest annual base salary in effect with respect to the Executive during the six-month period immediately preceding the termination date;

(ii)an aggregate amount equal to two times the average of the Annual Incentive Bonus, if any, paid to the Executive for the two fiscal years immediately preceding the fiscal year in which the termination occurs, paid in equal bi-weekly installments for a two-year period commencing on the termination date, the first payment of which shall (x) be made within forty-five (45) days following the termination date and (y) include all amounts then due under this clause (b) that have not yet been paid;

(iii)continued participation in the Company’s medical, dental, vision and basic life insurance benefit plans (the “Benefit Plans”), subject to the terms and conditions of the respective plans and applicable law, for a period of two years following the termination date; provided that, to the extent that any of the Benefit Plans does not permit such continuation of the Executive’s participation following his termination or any such plan is terminated, the Company shall pay the Executive an amount which is sufficient for him to purchase equivalent benefits, such amount to be paid quarterly in advance; provided further, however, that to the extent the Executive becomes eligible to receive medical, dental, vision and/or basic life insurance benefits under a plan provided by another employer, the Executive’s entitlement to participate in the corresponding Benefit Plans or to receive such corresponding alternate payments shall cease as of the date the Executive is eligible to participate in such other plan, and the Executive shall promptly notify the Company of his eligibility under such plan;

(iv)except as provided in any Equity Award documentation that explicitly or implicitly excludes such Equity Award from the effects of this section, effective as of the termination date, all performance measure(s) applicable to any Equity Awards held by the Executive shall be deemed to have been met at the Target Level and all Equity Awards held by the Executive shall immediately become vested, unrestricted and exercisable or distributable at the Target Level; provided, however, that this Section 2(iv) shall not apply to any Bonus Equity held by the Executive, which shall be treated as provided in Section 2(v); and

(v)  a pro-rata portion of any Bonus Equity held by the Executive, having performance measures applicable to the fiscal year, or any portion thereof, in which the termination date occurs, that could be earned at the Target Level, based on the percentage of the applicable fiscal year or applicable portion completed through the date of termination, shall thereupon be vested and subject to no further restrictions, exercisable or distributable, as the case may be, and the portion not so vested shall thereupon automatically be cancelled and forfeited to the Company.

3.Change in Control.

(a)Equity Awards.  Effective upon a Change in Control that occurs during the Executive’s employment, and except as provided in any Equity Award documentation that explicitly or implicitly excludes such Equity Award from the effects of this Section 3, the following shall occur:

(i)

any performance measure(s) applicable to any outstanding Equity Award held by the Executive shall be deemed to have been met at the Target Level (which deemed performance will not affect any service-based vesting schedule for such Equity Award); and;

(ii)

each outstanding Equity Award held by the Executive shall be deemed amended automatically to provide that, notwithstanding any provision of any Stock Plan, such Equity Award may not be terminated or forfeited without the Executive’s written consent (provided that this shall not prevent termination of (A) any unvested portion thereof that is terminated or forfeited upon termination of the Executive’s employment as provided in the respective Stock Plan or in any agreement or certificate executed in connection with such Equity Award, (B) a stock option the termination of which is covered by Section 8(i) of the Company’s 2000 Equity Incentive Plan, or (C) an Equity Award upon payment of a cash payment with a Fair Market Value (as defined in the applicable Stock Plan) equal to the amount that would have been received upon the exercise or payment of the Equity Award had the Equity Award been exercised or paid upon the Change in Control).

The foregoing notwithstanding, this Section 3(a) shall not apply to any Bonus Equity held by the Executive, which shall be treated as provided in Section 3(b)(ii).

(b)Annual Incentive Bonus. Effective upon (x) a Change in Control that occurs during the Executive’s employment or (y) a Change in Control Termination under Section 1(e)(iii):

(i)the Executive shall be entitled to payment of a pro-rata portion of the Target Annual Incentive Bonus, if any, for which the Executive is eligible for the fiscal year in which the Change in Control occurs, based on the percentage of the performance period completed through the date of the Change in Control, for the purposes of which any performance measure(s) applicable to such Target Annual Incentive Bonus shall be deemed to have been met at the Target Level, which payment shall be made in one lump sum within forty-five (45) days of the date of the Change in Control; provided, however, that this Section 3(b)(i) shall not apply if the Executive holds Bonus Equity for the applicable fiscal year performance period and Section 3(b)(ii) shall apply instead; or

(ii)a pro-rata portion of any Bonus Equity held by the Executive, having performance measures applicable to the fiscal year, or any portion thereof, in which the Change in Control occurs, that could be earned at the Target Level, based on the percentage of the applicable fiscal year or applicable portion completed through the date of the Change in Control, shall thereupon be vested and subject to no further restrictions, exercisable or distributable, as the case may be, and the portion not so vested shall thereupon automatically be cancelled and forfeited to the Company.

(c)Change in Control Termination Benefits.

(i)	Equity Awards. Effective upon a Change in Control Termination:

(A)all outstanding Equity Awards held by the Executive (other than any Bonus Equity) shall immediately become vested and exercisable or distributable in full; and

(B)all restrictions applicable to restricted stock issued under any Stock Plan and held by the Executive (other than any Bonus Equity) shall immediately lapse; and

(C)each outstanding stock option issued by the Company and held by the Executive shall remain exercisable, following the termination of the Executive’s employment, until the close of business on the earlier of (x) the end of the original maximum term of such option, or (y) two years following the date of termination of the Executive’s employment.

(ii)	Make-Up Payment. Effective upon a Change in Control Termination under Section 1(e)(iii), the Company shall pay the Executive in a lump sum the amount equal to the sum of:

(x) the excess, if any, of (A) the product of (1) the number of additional shares of the Company’s Common Stock that were subject to Equity Awards that would have become vested and exercisable and/or as to which the restrictions would have lapsed, in each case solely as a result of Section 3(c)(i), and for which the Executive would have been entitled to receive consideration in the Change in Control (on the same basis as other holders of Common Stock), had the Executive remained employed on the date of the Change in Control and was deemed to have exercised all the stock options that would then have become exercisable under Section 3(c)(i)(A) times (2) the amount per share of the Company’s Common Stock (if any) received by the Company’s stockholders generally pursuant to the Change in Control (the “Shareholder Price”) over (B) the aggregate exercise price of all such additional stock options that the Executive would then have become able to exercise upon the Change in Control as a result of Section 3(c)(i)(A) (whereupon all such Equity Awards shall terminate and shall no longer be exercisable); and

(y) the excess, if any, of (A) the product of (1) the number of shares of the Company’s Common Stock that the Executive (a) held on the date of termination of his employment or acquired upon exercise of stock options held on such date and (b) sold before the consummation of the Change in Control (the “Pre-Sold Shares”) times (2) the Shareholder Price over (B) the aggregate amount received by the Executive in the sale(s) of the Pre-Sold Shares.

The Company shall pay this lump sum payment within forty-five (45) days following the Executive’s termination date.

(iii)	Salary, Annual Incentive Bonus and Benefits. Effective upon a Change in Control Termination, the Executive shall be entitled to the following:

(A)a lump sum payment in an amount equal to three times his annual base salary plus his Target Annual Incentive Bonus, such base salary to be the highest annual base salary in effect with respect to the Executive during the six-month period immediately preceding the Executive’s termination and such Target Annual Incentive Bonus to be the highest Target Annual Incentive Bonus in effect with respect to the Executive for (1) the fiscal year in which the Change in Control occurs, (2) the fiscal year following the year in which the Change in Control occurs, or (3) the fiscal year in which the Change in Control Termination occurs, whichever is highest, payable within forty-five (45) days after the termination date; and

(B)continued participation in the Benefit Plans, subject to the terms and conditions of the respective plans and applicable law, for a period of two years following the termination date; provided that, to the extent that any of the Benefit Plans does not permit such continuation of the Executive’s participation following his termination or any such plan is terminated, the Company shall pay the Executive an amount which is sufficient for him to purchase equivalent benefits, such amount to be paid quarterly in advance; provided, further, however, that to the extent the Executive becomes eligible to receive medical, dental, vision and/or basic life insurance benefits under a plan provided by another employer, the Executive’s entitlement to participate in the corresponding Benefit Plans or to receive such corresponding alternate payments shall cease as of the date the Executive is eligible to participate in such other plan, and the Executive shall promptly notify the Company of his eligibility under such plan.

(iv)Payments and benefits under this Section 3(c) shall be in lieu and without duplication of any amounts or benefits under Section 2, and the Executive shall be entitled to any such payments and benefits for no more than two years even if both such sections apply.  If, in the event of a Change in Control Termination under Section 1(e)(iii), the Executive becomes entitled to payments under this Section 3(c) after he has begun to receive payments under Section 2, he shall be entitled to a make-up payment to ensure that he receives the higher amount payable hereunder, with such make-up payment being made within forty-five (45) days following the Change in Control Termination.

(d)Deemed Amendment of Equity Awards.  The Company and the Executive hereby agree that the agreements evidencing any (i) Equity Awards to the Executive are hereby and will be deemed amended to give effect to the provisions of Sections 2, 3 and 4 of this Agreement, and (ii) Bonus Equity are hereby and will be deemed amended to give effect to the provisions of Sections 2(v) and 3(b)(ii) of this Agreement.

4.Death or Disability.

Effective upon a termination of the Executive’s employment due to Executive’s death or by the Company due to the Executive’s Disability, except as provided in any Equity Award documentation that explicitly or implicitly excludes such Equity Award from the effects of this section, all performance measure(s) applicable to any Equity Awards held by the Executive shall be deemed to have been met at the Target Level and all Equity Awards held by the Executive shall immediately become vested, unrestricted and exercisable or distributable at the Target Level; provided that this Section 4 shall not apply to any Bonus Equity.

5.Taxes.

(a)Withholding. All payments to be made to the Executive under this Agreement will be subject to any required withholding of federal, state and local income and employment taxes.  In addition, the Company may withhold from any payments hereunder any amounts attributable to withholding taxes applicable to the vesting of or lapse of restrictions on restricted stock or restricted stock units held by the Executive or the exercise of any nonqualified stock options held by the Executive, including, in its discretion withholding from any shares deliverable to the Executive such number of shares as the Company determines is necessary to satisfy such tax obligations, valued at their fair market value (determined pursuant to the respective Company equity compensation plan) as of the date of such vesting or lapse of restrictions.

(b)Limitations on Payments.

(i)In the event that any such Payments (x) constitute “parachute payments” within the meaning of Section 280G of the Code and (y) but for this subsection (b), would be subject to the Excise Tax, such Payments shall be either

(A) delivered in full, or

(B) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of the Payments may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6(c)(i) shall be made in writing in good faith by the Accountants in good faith consultation with the Executive.

(ii)In the event a reduction in the Payments is required hereunder, the Company shall promptly give the Executive notice to that effect and the Executive may then determine, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as, after such election, none of the Payments are subject to the Excise Tax), and shall advise the Company in writing of his election within ten (10) days of his receipt of the Company’s notice.  If no such election is made by the Executive within such period, the Company may determine which and how much of the Payments shall be eliminated or reduced (as long as, after such determination, none of the Payments are subject to the Excise Tax) and shall notify the Executive promptly of such determination.

(iii)For purposes of making the determinations and calculations required by this Section 6(b), the Accountants:

(A) shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control within the meaning of Section 280G(b)(2) of the Code and the regulations thereunder, including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, whether set forth in this Agreement or otherwise (a “Noncompete Covenant”), and the Company shall cooperate in good faith in connection with any such valuations and reasonable compensation positions. Without limiting the generality of the foregoing, for purposes of this provision, the Company agrees to allocate as consideration for any Noncompete Covenant the maximum amount of compensation and benefits payable under this Agreement reasonably allocable thereto so as to avoid, to the extent possible, subjecting any Payments to tax under Section 4999 of the Code; and

(B) may make reasonable assumptions and approximations concerning the application of taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6(b). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6(b).

(iv)If the Payments are reduced to avoid the Excise Tax pursuant to Section 6(b)(i) hereof and notwithstanding such reduction, the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of Payments from the Company, then the Executive shall be obligated to pay to the Company (the “Repayment Obligation”) an amount of money equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Executive’s net proceeds with respect to the Payments (after taking into account the payment of the Excise Tax imposed on such benefits) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax in accordance with the principles of Section 6(b)(i). If the Excise Tax is not eliminated through the performance of the Repayment Obligation, the Executive shall pay the Excise Tax. The Repayment Obligation shall be discharged within 30 days of either (A) the Executive’s entering into a binding agreement with the IRS as to the amount of Excise Tax liability, or (B) a final determination by the IRS or a court decision requiring the Executive to pay the Excise Tax from which no appeal is available or is timely taken.

6.Certain Payments to Specified Employees.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Executive’s separation from service with the Company (in connection with a Change in Control Termination or otherwise), no payment or benefit payable or provided to the Executive pursuant to this Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of the Executive’s termination of employment with the Company will be paid or provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of the Executive’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).   The payments and benefits to which the Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the date that is six (6) months and one day following the Executive’s separation from service (or if such date does not fall on a business day of the Company, the next following business day) and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein.

7.Term.

Unless the Executive’s employment is earlier terminated, this Agreement shall continue in effect until the Expiration Date; provided that, if a Change in Control occurs on or after the date hereof while this Agreement is in effect, the term of this Agreement shall continue until the later of (i) the second anniversary of such Change in Control and (ii) the Expiration Date.  Upon the termination of this Agreement, the respective rights and obligations of the parties shall survive to the extent necessary to carry out the intentions of the parties as embodied herein.

8.Successors and Assigns.

(a)This Agreement is personal to the Executive and is not assignable by the Executive, other than by will or the laws of descent and distribution, without the prior written consent of the Company.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)The Company will require any successor or acquirer (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to or acquirer of its business and/or assets that assumes and agrees to perform this Agreement.

9.No Duty to Mitigate.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as contemplated by Sections 3(b) and 4(c)(iii)(B) hereof, any benefits payable to the Executive hereunder shall not be subject to reduction for any compensation received from other employment.

10.Conditions to Payment of Severance.

Notwithstanding any other provision of this Agreement, the Executive’s entitlement to receive any of the payments and other benefits contemplated by Sections 2, 3 or 4 (with respect to Disability) hereof shall be contingent upon:

(a)execution by the Executive within forty-five (45) days of the termination of a general release in substantially the form of Appendix B hereto (the “Release”), which has not subsequently been revoked, and the Executive hereby acknowledges and agrees that the Company’s entering into this Agreement and agreement to make such payments are and shall be good and sufficient consideration for such Release; and

(b)the Executive’s continued compliance with the material terms of this Agreement, as applicable, and those of his Non-Disclosure, Non-Competition and Invention Agreement with the Company.

11.Miscellaneous.

(a)Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except any such laws that would render such choice of law ineffective.

(b)Compliance with Section 409A.  This Agreement is intended, to the extent applicable, to constitute good faith compliance with the requirements of Section 409A of the Code.  The Company and the Executive agree that they shall cooperate in good faith to amend any provision hereof to the extent required to maintain compliance with the provisions of Section 409A of the Code as they may be modified hereafter (including by subsequent regulations or other guidance of the Internal Revenue Service).

(c)Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)Partial Invalidity.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

(e)Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties hereto regarding the compensation and benefits payable to the Executive in the respective circumstances described herein, superseding all prior understandings and agreements, whether oral or written, including, without limitation, that certain Amended and Restated Executive Agreement, dated December 23, 2019, by and between the Company and the Executive.

(f)Expenses.  The Company agrees to pay as incurred and within twenty (20) days after submission of supporting documentation, to the full extent permitted by law, all legal fees and expenses the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) with respect to which the Executive is successful on the merits, plus, in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.  The Company’s payment of any eligible expenses must be made no later than December 31 of the year after the year in which the expense was incurred.

(g)Notices.  All notices and other communications hereunder shall be in writing and shall be delivered by hand delivery, by a reputable overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid.  Notice to the Executive shall be addressed to the Executive at his last address contained in the records of the Company, and notice to the Company shall be addressed to:

PTC Inc.

121 Seaport Boulevard

Boston, MA 02210

Attention: General Counsel

Notice shall be addressed to such other address as either party shall have furnished to the other in writing in accordance herewith.  Any notice or communication shall be deemed to be delivered upon the date of hand delivery, one day following delivery to an overnight courier service, or three days following mailing by registered or certified mail.

(h)Resignation as a Director.  In the event Executive’s employment by the Company terminates for any reason, including termination by the Company or by reason of Executive’s disability or resignation, if Executive is then a member of the Board of Directors of the Company, Executive shall irrevocably tender such Executive’s resignation from the Board of Directors effective as of the date of the notice of such termination or resignation, which resignation the Board may accept or reject as it may determine in its sole discretion.  This Section 11(h) is a material term of this Agreement.

EXECUTED as of the date first written above.

PTC INC. By: /s/Jill Larsen Name:Jill Larsen Title:CHRO	JAMES HEPPELMANN /s/James Heppelmann